Exhibit 99.1



                                  Friedman's
                          The Value Leader Since 1920
                171 Crossroads Parkway Savannah, Georgia 31422
                      PO Box 8025Savannah, Georgia 31412
                         (912) 233-9333 (800) 545-9033

                                                 Contact: Sitrick And Company
                                                          Brenda Adrian
                                                          Maya Pogoda
                                                          (912) 447-6000
                                                          ext. 10018

For Immediate Release


      Friedman's Inc. Interim Post-Petition Financing Successfully Closes


         Savannah, GA - January 31, 2005 - Friedman's Inc. (OTC: FRDMQ.PK), the Value Leader in fine jewelry retailing, announced that it has closed its interim debtor-in-possession (DIP) financing agreement. As previously announced, Friedman's received a commitment for up to $150 million in debtor-in-possession (DIP) financing from a group of lenders led by Citicorp USA, Inc. and arranged by Citigroup Global Markets, Inc. On January 21, Friedman's received interim court approval permitting it to borrow up to $40 million of the DIP financing facility. The U.S. Bankruptcy Court entered the interim DIP order on January 28, 2005. The final hearing on the DIP financing facility has been scheduled for February 18.

         Friedman's used less than $13 million of the proceeds from today's DIP closing to repay the Company's prepetition revolving credit facility in full. The balance of the interim DIP financing is immediately available to purchase inventory and for other general corporate purposes. At the final hearing, Friedman's expects to seek final approval of the full $150 million DIP facility, which currently remains subject to satisfactory diligence review by the lenders and customary conditions. To the extent that the full $150 million is approved at the final hearing, the Company has agreed to use the final DIP financing facility to repay its prepetition term loan facility, to fund certain payments to vendors under its prepetition secured trade credit program, to purchase additional inventory and for general corporate purposes.

         "We are extremely gratified by how quickly Citicorp was able to provide a commitment and close on our interim DIP financing facility," said Chief Executive Officer Sam Cusano. "We look forward to working with Citicorp and Citigroup Capital Markets to complete their remaining due diligence and finalize the overall $150 million financing agreement."

         The Company also noted that with the funding of the interim $40 million revolving credit facility, along with the priority status provided by the Bankruptcy Code for postpetition purchases, vendors should be provided with every assurance that Friedman's can and will pay for all goods delivered and services rendered following the filing. "I am also pleased to report that many of our vendors have already resumed shipping us new merchandise and we expect most vendors to resume regular shipping under normal terms now that we have our interim DIP financing in place," Mr. Cusano said.

         The Company filed voluntary chapter 11 petitions on behalf of the Company and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2004. The cases were filed to alleviate short-term liquidity issues which followed unanticipated limitations imposed earlier this month by the Company's prepetition lenders, continue Friedman's ongoing restructuring initiatives, and facilitate the Company's turnaround.

About Friedman's

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to obtain use of cash collateral and/or debtor-in-possession (DIP) financing on an final basis and to operate pursuant to the terms of such agreements; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one of more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.



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